As filed with the Securities and Exchange Commission on June 4, 2020

Registration No. 333-223852

Registration No. 333-216898

Registration No. 333-210546

Registration No. 333-202869

Registration No. 333-194196

Registration No. 333-179982

Registration No. 333-173974

Registration No. 333-157795

Registration No. 333-141674

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-223852

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-216898

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-210546

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-202869

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-194196

Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 333-179982

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-173974

Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 333-157795

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-141674

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

________________

NOKIA CORPORATION

(Exact name of registrant as specified in its charter)

Republic of Finland (State or other jurisdiction of incorporation or organization)		Not Applicable (I.R.S. Employer Identification Number)
Karakaari 7, P.O. Box 226 FI-00045 NOKIA GROUP Espoo, Finland +358 10 4488000

(Address of principal executive offices)

NOKIA RETIREMENT SAVINGS AND INVESTMENT PLAN, AS AMENDED AND RESTATED

NOKIA USA INC. RETIREMENT SAVINGS AND INVESTMENT PLAN

(Full title of the plans)

_______________
Ronald A. Antush

Nokia of America Corporation

3100 Olympus Blvd.

Dallas, Texas 75019

+1 (469) 682-7649

(Name, address and telephone number of agent for service)

Copies to:

Doreen E. Lilienfeld, Esq.

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

+1 (212) 848 7171

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer  ☒     Accelerated filer  ☐     Non-accelerated filer  ☐     Smaller reporting company

EXPLANATORY NOTE

Nokia Corporation (the “Company”), Nokia Retirement Savings and Investment Plan, as Amended and Restated and Nokia USA Inc. Retirement Savings and Investment Plan (collectively, the “Plans”) filed registration statements on Form S-8 (File Nos. 333-223852, 333-216898, 333-210546, 333-202869, 333-194196, 333-179982, 333-173974, 333-157795 and 333-141674) (the “Registration Statements”) with the Securities and Exchange Commission on March 22, 2018, March 23, 2017, April 1, 2016, March 19, 2015, February 27, 2014, March 8, 2012, May 6, 2011, March 10, 2009 and March 29, 2007, respectively. The Registration Statements cover 14,140,000 shares of the Company (the “Shares”) that were registered for issuance pursuant to the Plans and an indeterminate amount of plan interests.

As a result of certain transactions involving the Plans, the Company stock fund within each of the Plans has been terminated, and no further offers or sales of Shares are being made through the Plans or any Company-maintained successor plans. In accordance with an undertaking made by the Company in the Registration Statements to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, these Post-Effective Amendments are being filed to remove from registration the Shares and plan interests not heretofore sold pursuant to the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Shares and plan interests that remain unissued under the Plans.

SIGNATURES

The Registrant. Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Espoo, Republic of Finland on June 3, 2020.

NOKIA CORPORATION

By:	/s/ Esa Niinimäki	By:	/s/ Ulla Nyberg
Name:	Esa Niinimäki	Name:	Ulla Nyberg
Title:	Deputy Chief Legal Officer, Corporate	Title:	Senior Legal Counsel, Corporate Legal

The Plans. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Espoo, Republic of Finland on June 3, 2020.

NOKIA RETIREMENT SAVINGS AND INVESTMENT PLAN, AS AMENDED AND RESTATED NOKIA USA INC. RETIREMENT SAVINGS AND INVESTMENT PLAN

By:	/s/ Robin Ward
Name:	Robin Ward
Title:	Plan Administrator on behalf of the Plans

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, these Post-Effective Amendments have been signed below by the following persons in the indicated capacities on June 3, 2020.

Members of the Board of Directors

/s/ Sari Baldauf	Chair of the Board of Directors
Name: Sari Baldauf

Director
Name: Bruce Brown

/s/ Thomas Dannenfeldt	Director
Name: Thomas Dannenfeldt

Director
Name: Jeanette Horan

Director
Name: Edward Kozel

Director
Name: Elizabeth Nelson

/s/ Søren Skou	Director
Name: Søren Skou

/s/ Carla Smits-Nusteling	Director
Name: Carla Smits-Nusteling

/s/ Kari Stadigh	Vice Chair of the Board of Directors
Name: Kari Stadigh

President and Chief Executive Officer:

/s/ Rajeev Suri
Name: Rajeev Suri

Chief Financial Officer (whose functions include those of Chief Accounting Officer):

/s/ Kristian Pullola
Name: Kristian Pullola

Authorized Representative in the United States:

/s/ Ronald A. Antush
Name: Ronald A. Antush